Exhibit 10.3

ASSUMPTION OF MORTGAGE DEBT

This Assumption of Mortgage Debt (this “Agreement”), is entered into as of January 22, 2015 and effective as of June 30, 2014 by and between Necdet Ergul, an individual residing in Connecticut (“Ergul”) and Microphase Corporation, a Connecticut corporation with offices at 587 Connecticut Avenue, Norwalk Connecticut 06856 (the “Company”).

RECITALS

Ergul is the founder of the Company and, for the past 50 years has been its President, a director and one of its principal stockholders. To provide working capital for the Company, Ergul through June 30, 2014, made advances of funds to the Company amounting to an aggregate of $131,545, net of any repayments, as of June 30, 2014 (the “Advanced Funds”).

Ergul initially borrowed the Advanced Funds from Wells Fargo Bank N.A. (the Bank”) under a line of credit secured by a first mortgage on Ergul’s residence (the “Mortgage Debt”). (See Appendix A) Ergul is the primary obligor of the Mortgage Debt; and the residence which serves as the collateral for the Mortgage Debt is owned by his daughters.

Ergul represents that there are no events of default under the Mortgage Debt which have not been satisfied or waived by the Bank.

Ergul further represents that all funds borrowed by him under the line of credit from the Bank and which are part of the Mortgage Debt have been delivered by him to the Company as advances to the Company for its use. In recognition of this fact, the parties now wish to have the Company assume and pay the Mortgage Debt in accordance with its terms

AGREEMENTS

1.    The Company hereby agrees to assume and become the primary obligor of the Mortgage Debt and to pay each and every charge owing to the Bank or any other holder of the Mortgage Debt when due. The Company will execute and deliver any documents that may be necessary to effect such assumption.

2.    In accordance with the Company's assumption of the Mortgage Debt the reduction in the amounts owed by the Company to Ergul shall be allocated as follows: (i) the debt owed by the Company to Ergul will be reduced by $100,000 and (ii) the unpaid compensation owed by the Company to Ergul will be reduced by by $31,545.

3.    The Company indemnifies Ergul and his heirs, legal representatives and assigns from and against any loss or expense which any of them may suffer arising out of demand by the Bank or any other holder of the Mortgage Debt that they or any of them pay all or any part of the Mortgage Debt, including interest or other fees or penalties.

4.    This Agreement shall be governed by the laws of the state of Connecticut. Any notices or other communications by one party to the other shall be in writing and delivered in person or by overnight express mail to the party to receive the same at his or its address set forth above or to such other address as shall be given to such party by notice give as provided herein. This Agreement shall represent the entire agreement of the parties with respect to its subject matter and shall be binding on the parties and their respective successors, heirs, executors and assigns. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and fax or PDF copies of signatures shall be treated as originals for all purposes.

Dated as of January 22, 2015 and effective as of the June 30, 2014

MICROPHASE CORPORATION

By:	/s/ Ronald Durando,	/s/ Necdet Ergul
	Ronald Durando,	NECDET ERGUL, an individual
Chief Operating Officer

Account Number: 4386542010625207

Wachovia Bank, National Association

Prime Equity Line of Credit Agreement & Disclosure Statement

Date of Agreement:	May 20, 2003

Maximum Credit Limit:	$600000.00

Borrower(s)

NECDET ERGUL
GONUL T ERGUL

The Prime Equity Line of Credit Agreement & Disclosure Statement (“Agreement”) contains the terms which apply to the Prime Equity Line Account (“Account”) with Wachovia Bank, National Association. The words “I,” “me,” and “my,” which also mean “we,” “us,” and “our,” if more than one Borrower, mean the person or persons signing this Agreement. The words “you,” “your,” and “yours” mean Wachovia Bank, National Association (“Wachovia Bank, N.A.”).

ACCESSING THE PRIME EQUITY LINE

Wachovia Bank, N.A. will establish an Account and issue to me Prime Equity Line Checks and if applicable law permits, a Credit Card Access Device (“Card”). The Prime Equity Line Checks and Card can be used to obtain Advances from my Account during the Draw Period, up to the amount of the Maximum Credit Limit established in this Agreement. Wachovia Bank, N.A. will charge all Advances obtained under the terms of this Agreement to my Account. Advances made pursuant to Prime Equity Line Checks will be for the amount of the Prime Equity Line Check. Advances made pursuant to the use of a Card will be for the amount of the purchase or for the amount of the Advance obtained with the Card at any ATM or other outlet.

If I have a Demand Deposit Account with you and I request you to initiate an Advance from my Account, so that items presented against my Demand Deposit Account which would otherwise overdraw my Wachovia Bank, N.A. Demand Deposit Account are honored, I agree that Wachovia Bank, N.A. may charge such Advances to my Account and that such Advances shall be in increments of $100.00.

I agree that any Prime Equity Line Checks or Cards that you supply to me are your property and must be returned to you immediately upon demand if I am in Default of this Agreement or my Advance privileges are terminated or suspended in accordance with the terms of this Agreement.

MAXIMUM CREDIT LIMIT

My Maximum Credit Limit is indicated above. I agree never to allow the Outstanding Balance due on my Account to exceed the Maximum Credit Limit. I also agree that you are not obligated to pay any Advance or other charge against my Account that would make my Account Outstanding Balance exceed my Maximum Credit Limit. I agree to immediately repay, upon demand, any Outstanding Balance that exceeds the Maximum Credit Limit established hereunder. Any increases in my Maximum Credit Limit I request will require that a new application be approved in accordance with your then applicable underwriting standards and I must sign any additional agreements that in your opinion are necessary to secure your interest.

DRAW PERIOD

Except as provided herein and unless terminated earlier in accordance with the terms of this Agreement, I may obtain Advances under the terms of this Agreement for twenty (20) years from the Date of Agreement (“Draw Period”). For Accounts secured by property located in Connecticut, the Draw Period is ten (10) years from the Date of Agreement.

OBLIGATION TO LEND

You are absolutely obligated under the terms of this Agreement to make Advances not to exceed, at any one time in the aggregate, the amount indicated as the Maximum Credit Limit and I agree to repay any Advances under the terms of this Agreement. Your obligation to make Advances to me under this Agreement ends when the right to obtain Advances terminates at the end of the Draw Period or when such Advance privileges are suspended or terminated in accordance with the terms of this Agreement.

FINANCE CHARGE ON MY ACCOUNT BALANCE

(a)	My Account has a monthly billing cycle. A Finance Charge computed on a monthly periodic rate will be imposed, if at the end of any day of the billing cycle, there is a balance owing on my Account. The monthly periodic rate for an initial Advance, if any, made by you will begin to accrue on the date of this Agreement. The monthly periodic rate for any Advance other than an initial Advance will begin to accrue on the Transaction Date as indicated on my billing statement.
(b)	You will figure the Finance Charge on my Account by applying the monthly periodic rate to the “average daily balance” owing on my Account (including current transactions). To calculate the “average daily balance” you will take the beginning balance of my Account each day, add any new Advances and Fees charged to the Account pursuant to the terms of this Agreement, and subtract any payments or credits. This gives you the daily balance. Then, you will add up all the daily balances for the billing cycle and divide the total by the number of days in the billing cycle. This gives you the “average daily balance.”
(c)	The Finance Charge imposed during a billing cycle will be determined by applying the monthly periodic rate that is 1/12 of the corresponding ANNUAL PERCENTAGE RATE to the average daily balance. The ANNUAL PERCENTAGE RATE and monthly periodic rate are variable rates and are subject to change on the first day of each billing cycle, if there was a prior change in the Index, which is the Prime Rate as regularly published in the Eastern edition of The Wall Street Journal (“Prime Rate”).

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(d)	If the Prime Rate becomes unavailable, you will select a new index which is based on a historical movement substantially similar to the original Index and the new index and margin will result in an ANNUAL PERCENTAGE RATE substantially similar to the rate in effect at the time the Prime Rate becomes unavailable. You will give me notice of this change.
(e)	The corresponding ANNUAL PERCENTAGE RATE is effective as of the 1st day of the calendar month in which you receive your Statement and is based on the Prime Rate as published in the Eastern edition of The Wall Street Journal on the 25th day of the prior calendar month plus a Margin of -0.25%. If more than one Prime Rate is published on the 25th day of the prior calendar month, you will use the higher rate as the Prime Rate. If the Prime Rate is not published on the 25th day of the prior calendar month, the Index will be the Prime Rate published on the last business day prior to the 25th.
(f)	During the first twelve months of the Agreement, as measured from the date of the Agreement (“Initial Period”), if I take Advances totaling at least $5,000.00, the ANNUAL PERCENTAGE RATE will be discounted for the remaining months left in the Initial Period. During the Initial Period, the ANNUAL PERCENTAGE RATE will equal the Index (WSJ Prime Rate) plus the discounted Margin which is -0.25%. The ANNUAL PERCENTAGE RATE for the Initial Period is not based on the Margin that is used to make later rate adjustments. After the Initial Period, the ANNUAL PERCENTAGE RATE for the remaining term of the Agreement will be determined in accordance with subsection (e) above.
(g)	Assuming that the discounted ANNUAL PERCENTAGE RATE is not in effect, the initial monthly periodic rate of 0.333 % will apply to my average daily balance during my first billing cycle and the initial corresponding ANNUAL PERCENTAGE RATE will be 4.000%. An increase in the ANNUAL PERCENTAGE RATE and monthly periodic rate will result in increased Finance Charges and minimum payment amounts. The corresponding ANNUAL PERCENTAGE RATE for each billing cycle will be shown on my billing statement for that cycle. The ANNUAL PERCENTAGE RATE includes only interest and no other costs.
(h)	The maximum ANNUAL PERCENTAGE RATE will never exceed eighteen percent (18%). In North Carolina, the maximum ANNUAL PERCENTAGE RATE will never exceed sixteen percent (16%).

Other Charges. In addition to the FINANCE CHARGE which will be added to my Account each billing cycle, I will pay the following real estate closing and security filing fees:

“X” = Wachovia Bank, N.A. Pays Fee			“X” = Wachovia Bank, N.A. Pays Fee
Survey	$		Georgia Mortgage Fee	$
Title Examination		$65.00	Settlement Fee	$
Title Insurance	$		Points	$
Recording Fee		$38.00	Commitment Fee	$
Appraisal Fee		$600.00 POC	Broker Fee	$
Flood Certification Fee		$9.50	Additional Settlement Fee	$
Intangible Tax	$			$
Document Stamp Tax	$
			TOTAL		$712.50

WACHOVIA BANK. N.A. FEES PAID	$		CUSTOMER FEES PAID		$712.50

☐ Closing Cost Repayment Option. If checked, I request that you pay the Other Charges indicated with an “X” above for me. I will pay the remaining Other Charges not so indicated. In consideration of your payment of the Other Charges indicated above I agree to reimburse you for the Other Charges that you have paid on my behalf, in the event I pay the entire Outstanding Balance and close this Account on or before one calendar year after the opening date of this Account. If I pay the entire Outstanding Balance and close this Account after one year, but on or before two calendar years after the opening date of this Account, I agree to reimburse you fifty percent (50%) of the amount of closing costs you paid for me. I understand that I may pay my entire Outstanding Balance at any time without having to reimburse you for the closing costs as long as my Account remains open.

Statement. If I have an Outstanding Balance or a credit balance in excess of $1.00 or if there is any Finance Charge imposed during a billing cycle, you will send me a Statement. I promise to pay you in accordance with the terms of this Agreement in United States Dollars drawn on an institution located in the United States. I understand I am prohibited from using an Advance to make my payments on this Account. I agree to be responsible for any fees or costs associated with the processing of my payments on my Account should I use a method of payment that results in extra costs or fees being assessed to you.

Payment Schedule. During the Draw Period, I agree to pay the minimum monthly payment not later than the payment due date shown on my Statement as follows:

☒ Option A: I will make a minimum monthly payment equal to the greater of the Finance Charge on the outstanding Advances plus accrued but unpaid Fees or $50.00.

☐ Option B: I will make a minimum monthly payment of the greater of 1.5% of the Outstanding Balance shown on my Statement or $50.00.

Upon expiration of the Draw Period, I will make a minimum monthly payment of the greater of 2% of the Outstanding Balance shown on my Statement or $50.00 until the entire Outstanding Balance is paid in full.

If at any time, the Outstanding Balance is less than $50.00, the minimum monthly payment will be the Outstanding Balance.

For purposes of this Agreement, the term “Outstanding Balance” includes all unpaid Advances, accrued but unpaid Finance Charges and accrued but unpaid Fees permitted to be charged to my Account under the terms of this Agreement or the Security Instrument.

Application of Payments. Unless otherwise prohibited by applicable law, payments will be applied in the following order: First, to the accrued but unpaid promotional Finance Charges due; next to non-promotional Finance Charges due; next to any Fees that that have been charged in accordance with the terms of this Agreement. The remainder of any payment will be applied first to any unpaid promotional Advances and then to any non-promotional Advances. Promotional Advances and Finance Charges refer to offers to use my Account on special terms that you may make to me from time to time; you will provide the terms of any promotional Advance or promotional Finance Charge at the time that you make the offer available. I understand that making more than the minimum payment may not advance my next payment due date.

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Minimum Monthly Payment Change. Subject to your approval, during the Draw Period, I agree that I may change my minimum payment option to any option listed above upon written notice of my request to change my minimum payment option.

PAYMENT IN FULL. I AGREE THAT THE NOTE HOLDER MAY ACCEPT PAYMENTS MARKED “PAID IN FULL” WITHOUT ANY LOSS OF THE NOTE HOLDER'S RIGHTS UNDER THIS NOTE UNLESS I SEND THEM FOR SPECIAL HANDLING TO WACHOVIA BANK, N.A. EQUITY LINE SERVICES, VA 0343, PO BOX 13327, ROANOKE, VA 24040.

Late Fee. I agree that any Late Fee imposed by you will be charged to my Account.

If this Agreement is governed by New York law and all of a minimum monthly payment is not received within fifteen (15) days of the due date provided on my Statement, you will impose a Late Fee of two percent (2%) of the amount of the minimum monthly payment.

If this Agreement is governed by North Carolina law and all of a minimum monthly payment is not received within fifteen (15) days of the due date provided on my Statement, you will impose a Late Fee of four percent (4%) of the amount of the minimum monthly payment.

If this Agreement is governed by South Carolina law and is secured by a subordinate lien on real property and all of a minimum monthly payment is not received within ten (10) days of the due date provided on my Statement, you will impose a Late Fee of the lesser of $13.50 or five percent (5%) of the amount of the minimum monthly payment but not less than $5.40. Otherwise, if all of a minimum monthly payment is not received within ten (10) days of the due date provided on my Statement, you will impose a Late Fee of five percent (5%) of the amount of the minimum monthly payment.

If this Agreement is governed by a law other than those listed in this Section (above) and all of a minimum monthly payment is not received within ten (10) days of the due date provided on my Statement, you will impose a Late Fee of five percent (5%) of the amount of the minimum monthly payment.

Return items Fee. If I make a payment to my Account by check or draft and the check or draft is returned unpaid for any reason, I agree to pay a charge of $20.00 for each returned check or draft. If this Agreement is governed by Maryland law and I make a payment to my Account by check or draft and the check or draft is returned unpaid for any reason, I agree to pay a charge of $15.00 for each returned check or draft. I agree that this fee will be charged to my Account.

Stop Payment Fee. If I request you to stop payment on an Advance made with a Prime Equity Line Check, to the extent not prohibited by applicable law, I agree to pay your scheduled fee for such service. I will be notified of the amount of such fee at the time that such action is requested. I agree that this fee will be charged to my Account.

Administrative/Servicing Fees. I agree that, if after closing, I request other services related to servicing or administering my Account for which you have a scheduled charge, to the extent not prohibited by applicable law, I will pay you the then current fee for such services or request if you agree to perform such services or request. I will be notified of the amount of the fee at the time that such action is requested. I agree that any such fees will be charged to my Account.

Agreement Secured by Security Instrument. In addition to the protections given to you under this Agreement, a Security Instrument on real property (the “Property”) described in the Security Instrument and dated the same date as this Agreement, protects you from possible losses which might result if I do not keep the promises which I make in this Agreement. The Security Instrument describes how and under what conditions I may also be required to make immediate payment in full of all amounts I owe under this Agreement.

Change of Terms of This Agreement. In addition to other rights you may have under the terms of this Agreement, you may change the terms and conditions of this Agreement when any of the following events shall occur:

(1)	if the index and margin used with this Account are no longer available;
(2)	if you make a change that I specifically agree to in writing;
(3)	if you make a change that will unequivocally benefit me throughout the remainder of the term of this Agreement; or
(4)	if you make any insignificant change in the terms of this Agreement.

Suspension and/or Reduction of Credit Limit. I agree that you may prohibit additional Advances or reduce the Maximum Credit Limit when any of the following events shall occur:

(1)	if the value of the Property that secures this Agreement declines significantly below the Property’s appraised value during the time of this Agreement;
(2)	if you reasonably believe I will be unable to fulfill the repayment obligations under this Agreement due to a material change in my financial circumstances;
(3)	if I am in default of any material obligations under this Agreement, such material obligations include, but are not limited to, all of my promises in this Agreement regarding the payment of money to you and the preservation of your rights in the Property;
(4)	if action by a governmental body does not allow you to impose the ANNUAL PERCENTAGE RATE currently applicable to this Agreement;
(5)	if action by a governmental body adversely affects the priority of your Security Instrument to the extent that the value of the security interest is less than 120 percent of the amount of my Maximum Credit Limit;
(6)	if you are notified by a governmental agency that regulates your lending activities that continuing Advances constitutes an unsafe and unsound practice;
(7)	if during any period in which the ANNUAL PERCENTAGE RATE corresponding to the monthly periodic rate reaches the maximum interest rate allowed under this Agreement. Provided I am in compliance with the other terms of this Agreement, I understand you will reinstate credit privileges if the ANNUAL PERCENTAGE RATE declines below the maximum ANNUAL PERCENTAGE RATE; or
(8)	if I request that you suspend any Advance or reduce the Maximum Credit Limit.

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Reinstatement of Advance Privileges. Except as provided for in this Agreement, I understand that if my Advance privileges are suspended or my Maximum Credit Limit is reduced, it is my responsibility to request reinstatement of my Advance privileges that have been suspended. If I request reinstatement of my Advance Privileges, I further understand that I may be required to pay for an appraisal of the Property to determine if the value has changed.

If you suspend Advances or reduce the Maximum Credit Limit, I understand you will mail or deliver written notice of your action no later than three business days after the action and that such notice will contain the specific reason for the action.

Default/Termination. I will be in default if any of the following events shall occur:

(1)	if I fail to make my payments when they are due;
(2)	if I have engaged in fraud or material misrepresentation in connection with my Account;
(3)	if my action or inaction adversely affects the Property or your rights in the Property or I am in breach of any term of the Security Instrument; or
(4)	if I breach any term or, this Agreement.

If I am in Default under the terms of this Agreement, you may, at your option and in your sole discretion, take the following action:

(1)	terminate my Advance privileges and demand the Outstanding Balance to be due and payable immediately in full in a single payment, with interest due on the Balance at the ANNUAL PERCENTAGE RATE as provided for in this Agreement until paid; or
(2)	temporarily or permanently prohibit additional Advances or reduce the Maximum Credit Limit without demanding payment in full.

If you do not immediately terminate the Advance privileges and demand repayment of the Outstanding Balance, such action shall not constitute a waiver of your right to subsequently terminate the Account or demand repayment of the Outstanding Balance at a later time, if the event of Default still exists or another event of Default occurs at that time.

In the event of Default, if I do not immediately pay the Outstanding Balance and if this obligation is referred to an attorney-at-law for collection, who is not a salaried employee of you to the extent not prohibited by applicable law, you will have the right to collect attorney fees not exceeding fifteen percent (15%) of the Outstanding Balance along with court costs and expenses. Any default of this Agreement will also constitute an event of Default of the Security Instrument securing my performance of the obligations set forth in this Agreement. Upon Default, you may proceed to enforce the terms of this Agreement or enforce any rights that you may have under the Security Instrument.

“DEFAULT IN THE PAYMENT OF THE LOAN AGREEMENT MAY RESULT IN THE LOSS OF THE PROPERTY SECURING THIS LOAN. UNDER FEDERAL LAW, YOU MAY HAVE THE RIGHT TO CANCEL THIS LOAN. IF YOU HAVE THIS RIGHT, THE LENDER IS REQUIRED TO PROVIDE YOU WITH A SEPARATE WRITTEN NOTICE SPECIFYING THE CIRCUMSTANCES AND TIMES UNDER WHICH YOU CAN EXERCISE THIS RIGHT.”

Termination by Less than All Borrowers. If one or more persons are liable under the terms of this Agreement and less than all of said persons request in writing that future Advances be terminated or temporarily suspended hereunder, you will block and otherwise suspend further Advance privileges. Upon receipt of such notice from one or all of us, you will provide written notice to all Borrowers that the Advance privileges have been suspended. I understand that said Advance privileges will not be reinstated by you until you receive a written request from all persons liable on this Account requesting reinstatement of the Advance privileges. I further agree that any request to grant reinstatement will be made at the sole discretion of you and in accordance with your policies in effect at the time such request is made.

I understand that during the time of any such suspension or termination that I must continue to abide by the terms of the Agreement including, but not limited to the Payment Schedule.

Voluntary Termination. I can cancel my Account at any time by destroying all of my unused Prime Equity Line Checks and any Card Access Devices that may have been issued in connection with my Account and sending you a signed letter requesting that you cancel my Account. I understand that my obligations under this Agreement and any changes made under it prior to cancellation will continue to apply until I have completely paid the Outstanding Balance on the Account.

Required Property and Flood Insurance. I agree to purchase and to continue to maintain property insurance (and flood insurance if so required) on the secured Property in an amount not less than the entire Outstanding Balance for all prior and current obligations secured by my Property or in such an amount satisfactory to you. I understand I may purchase required property and flood insurance from anyone I choose who is acceptable to you. I agree that in the event I am required to purchase property and/or flood insurance and fail to do so that you may purchase said insurance on my behalf and add the amount of the premium to my then Outstanding Balance. I agree that you have an irrevocable power of attorney to file proofs of loss or other insurance claims and anything else to obtain insurance proceeds in my name.

Assignment/Transfer of Account. I cannot transfer or assign my Account or this Agreement to any other person, however, I agree you can assign or transfer this Agreement and the Security Instrument securing this Agreement.

Change of Address. I will advise you promptly if I change my mailing address or if I sell the Property securing this Account.

Notices. All written notices and statements from you to me will be considered given when placed in the United States mail, postage paid, and addressed to me at my current address as it appears in your records. If this is a joint Account, written notice to one person is notice to all persons.

Removal of Security Interest. At any time when the Outstanding Balance secured by the Security Instrument is zero, you shall, at my written request, execute a Satisfaction and provide me with a recorded copy. Absent my request, the Security Instrument will remain in full force and effect until the Draw Period has expired and the Outstanding Balance is paid in full.

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Governing Law. I agree that this Agreement shall be governed by and interpreted entirely under the law of the State where the Property securing this Agreement is located and applicable federal law. If the Property securing the Agreement is located in Maryland, this Agreement is governed by MD Code Ann., Commercial Law §12-1001 et. seq, and applicable federal law.

Other Provisions. Each of us who signed this Agreement is individually and jointly obligated for all payments due under this Agreement. If you request, I will give you any information needed to reevaluate my Account or my creditworthiness. You may, at any time, seek information about my financial condition from others including but not limited to obtaining a consumer report from a Consumer Reporting Agency. You may use the information obtained from a Consumer Reporting Agency to market additional products or services to me. In the event that the amount of interest on my Account exceeds the maximum permitted by law, you agree to repay me upon demand the amount paid which exceeds the maximum interest rate, or at your option, to reduce the then Outstanding Balance by the excess amount of interest. This Agreement constitutes the entire Agreement between the parties. If any part of this Agreement is not valid, all other parts will remain enforceable. I understand I should consult a tax advisor regarding the deductibility of interest and charges for my Account.

CAUTION - IT IS IMPORTANT THAT YOU READ ALL PAGES OF THIS AGREEMENT BEFORE YOU SIGN IT. DO NOT SIGN THIS AGREEMENT IF IT CONTAINS ANY BLANK SPACES.

By signing below, I agree to all of the above terms and certify that I received a completed copy of this Agreement.

/s/ Necdet Ergul
Borrower
NECDET ERGUL

/s/ Gonul T Ergul
Borrower
GONUL T ERGUL

Borrower

Borrower

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MY BILLING RIGHTS

I SHOULD KEEP THIS NOTICE FOR FUTURE USE

This notice contains important information about my rights and your responsibilities under the Fair Credit Billing Act.

I SHOULD NOTIFY YOU IN CASE OF ERRORS OR QUESTIONS ABOUT MY STATEMENT.

If I think my Statement is wrong, or if I need more information about a transaction on my Statement, I should write you on a separate sheet at the address listed on my Statement. I should write you as soon as possible. You must hear from me no later than 60 days after you sent me the first statement on which the error or problem appeared. I can telephone you, but doing so will not preserve my rights.

In my letter, I must give you the following information:

•	My full name and PEL Account Number.

•	The dollar amount of the suspected error.

•	I must describe the error and explain, if I can, why I believe there is an error. If I need more information, I should describe the item I am not sure about.

MY RIGHTS AND YOUR RESPONSIBILITIES AFTER YOU RECEIVE MY WRITTEN NOTICE.

You must acknowledge my letter within 30 days, unless you have corrected the error by then. Within 90 days, you must either correct the error or explain why you believe the Statement was correct.

After you receive my letter, you cannot try to collect any amount I question, or report me as delinquent. You can continue to bill me for the amount I question, including finance charges, and you can apply any unpaid amount against my credit limit. I do not have to pay any questioned amount while you are investigating, but I am still obligated to pay the parts of my Statement that are not in question.

If you find that you made a mistake on my Statement, I will not have to pay any finance charges related to any questioned amount. If you didn't make a mistake, I may have to pay finance charges, and I will have to make up any missed payments on the questioned amount. In either case, you will send me a statement of the amount I owe and the date that it is due.

If I fail to pay the amount that you think I owe, you may report me as delinquent. However, if your explanation does not satisfy me and I write to you within ten days telling you that I still refuse to pay, you must tell anyone you report me to that I have a question about my Statement. And, you must tell me the name of anyone you reported me to. You must tell anyone you report me to that the matter has been settled between us when it finally is.

If you don’t follow these rules, you can't collect the first $50 of the questioned amount, even if my Statement was correct.

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